Exhibit 99.1


           Insurance Auto Auctions Announces Second Quarter Results

    SCHAUMBURG, Ill., July 23 /PRNewswire-FirstCall/ -- Insurance Auto Auctions, Inc. (Nasdaq: IAAI), a leading provider of automotive salvage and claims processing services in the United States, today reported higher net earnings for the quarter ended June 27, 2004. The Company recorded net earnings of $2.6 million, or $0.22 per diluted share, versus net earnings of $1.3 million, or $0.11 per diluted share, for the same quarter a year ago. Revenues for the quarter were $60.0 million compared with $53.3 million in the second quarter of 2003. Fee income in the second quarter increased to $51.8 million versus $43.1 million in the second quarter of last year.
    "For the second consecutive quarter we are pleased to announce financial results that exceeded our expectations," said Tom O'Brien, CEO. "Our overall goal has been to drive customer service and continued improvements in our operating model, and we were able to accomplish that goal during the quarter. We continued to increase our market share for the second quarter, demonstrated by a double-digit growth in volumes sold. We also continue to generate higher average returns for our customers compared to the prior year. Our business model focuses on providing our customers with live auctions complemented with an Internet bidding capability, which we believe offers the optimal solution for both our insurance company suppliers and our buyers."
    Providing an update on the Company's technology platform, O'Brien said, "Following the completion of our system development last year, we remain focused on using our new IT system to create further efficiencies and drive additional visibility for both the management team and our customers. One particular area of focus was the rollout of our recently developed real-time bidding platform, I-bid LIVE(SM), to a number of our major branches.
Following a successful testing period in the early part of the quarter, we were able to fully roll it out into ten branches by the end of the second quarter. We plan to complete the rollout of I-bid LIVE by the end of the year."
    The Company also continued its expansion strategy with the addition of a new greenfield facility in El Paso, Texas and a strategic acquisition in Jackson, Mississippi. "The two new branches are both strategically located and cost effective for IAA, meeting our stringent expansion requirements," said O'Brien. "However, we do not foresee making many expansion announcements in the third and fourth quarters, focusing instead on the rollout of our real-time bidding platform throughout our network of branches and continuing to focus on our customers."
    O'Brien concluded, "In our industry, the volumes in the third and fourth quarters are typically lower than those in the first half of the year. That said, our improved cost structure combined with recent market share gains give us reason to anticipate improved year-over-year earnings results. Assuming no material changes in current volume and pricing expectations, we anticipate earnings per share to be approximately 75 to 80 cents for the full year, representing a significant improvement over the prior year. As this expected year-over-year improvement indicates, we are pleased with the progress we have made in making IAA a stronger company overall, both operationally and competitively, and look forward to updating our shareholders on our continued progress in the quarters ahead."

    Investors' Conference Call
    The Company previously announced that it will hold its second quarter 2004 investors' conference call on Friday, July 23 at 11:00 a.m. Eastern Time. To participate by phone, please dial 877-307-4802 and ask to be connected to the Insurance Auto Auctions earnings conference call. Investors may also access the call over the Internet by visiting the Company's Web site at http://www.iaai.com . A replay will be available until midnight EDT on July 30, 2004. To listen to the replay, please dial 800-642-1687 and enter conference reservation code 8739045 when prompted.

    About Insurance Auto Auctions, Inc.
    Insurance Auto Auctions, Inc., founded in 1982, a leader in automotive total loss and specialty salvage services in the United States, provides insurance companies with cost-effective, turnkey solutions to process and sell total-loss and recovered-theft vehicles. The Company currently has 77 sites across the United States.

    Safe Harbor Statement
    This Report contains forward-looking statements that are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected, expressed, or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by use of words such as "may, will, should, anticipates, believes, expects, plans, future, intends, could, estimate, predict, projects, targeting, potential or contingent," the negative of these terms or other similar expressions. The Company's actual results could differ materially from those discussed or implied herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the Company's annual report on Form 10-K for the fiscal year ended December 28, 2003 and subsequent quarterly reports. You should not place undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws, the Company undertakes no obligation to publish, update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

    Additional information about Insurance Auto Auctions, Inc. is available on the World Wide Web at http://www.iaai.com .

                         Financial Tables Follow ...


                        INSURANCE AUTO AUCTIONS, INC.
                               AND SUBSIDIARIES

               Condensed Consolidated Statements of Operations
               (dollars in thousands except per share amounts)

                          Three Month Periods Ended  Six Month Periods Ended
                            June 27,     June 29,     June 27,     June 29,
                             2004         2003         2004         2003
                                (Unaudited)               (Unaudited)
    Revenues:
      Vehicle sales         $8,225      $10,192      $15,352      $23,496
      Fee income            51,777       43,146      101,841       85,882
                            60,002       53,338      117,193      109,378
    Cost of sales:
      Vehicle cost           7,187        9,425       13,171       21,196
      Branch cost           39,598       32,845       77,993       65,809
                            46,785       42,270       91,164       87,005
        Gross profit        13,217       11,068       26,029       22,373

    Operating expense:
      Selling, general
       and administrative    8,357        7,509       16,837       14,677
      Business
       transformation
       costs                     -          921            -        1,718


      Earnings from
       operations            4,860        2,638        9,192        5,978

    Other (income) expense:
      Interest expense         410          503          887          558
      Other income             (29)         (43)         (41)        (122)

      Earnings before
       income taxes          4,479        2,178        8,346        5,542

    Provision for
     income taxes            1,824          898        3,390        2,286

        Net earnings        $2,655       $1,280       $4,956       $3,256

    Earnings per share:
      Basic                   $.23         $.11         $.43         $.28
      Diluted                 $.22         $.11         $.42         $.27

    Weighted average
     shares outstanding:
      Basic                 11,545       11,517       11,541       11,784
      Effect of dilutive
       securities - stock
       options                 286           60          243           77
      Diluted               11,831       11,577       11,784       11,861


                        INSURANCE AUTO AUCTIONS, INC.
                               AND SUBSIDIARIES

                    Condensed Consolidated Balance Sheets
               (dollars in thousands except per share amounts)

                                                     June 27,     December 28,
                                                      2004           2003
    ASSETS                                         (Unaudited)

    Current assets:
      Cash and cash equivalents                      $17,628        $15,486
      Accounts receivable, net                        45,440         48,375
      Inventories                                     13,393         13,602
      Other current assets                             2,961          3,099
        Total current assets                          79,422         80,562

    Property and equipment, net                       64,838         60,187
    Deferred income taxes                             10,205          9,788
    Intangible assets, net                             1,837          2,101
    Goodwill, net                                    135,812        135,062
    Other assets                                         477             93
                                                    $292,591       $287,793

    LIABILITIES AND SHAREHOLDERS' EQUITY

    Current liabilities:
      Accounts payable                               $36,288        $35,005
      Accrued liabilities                             13,794         13,195
      Short-term borrowings                                -              -
      Obligations under capital leases                 2,205          2,822
      Income taxes                                     1,410              -
      Current installments of long-term debt           7,547          7,547
        Total current liabilities                     61,244         58,569

    Deferred income taxes                             19,227         17,748
    Other liabilities                                  3,130          3,612
    Obligation under capital leases                    1,069          1,891
    Long-term debt, excluding current installments    13,114         16,887
        Total liabilities                             97,784         98,707

    Shareholders' equity:
      Preferred stock, par value of $.001 per share
       Authorized 5,000,000 shares; none issued            -              -
      Common stock, par value of $.001 per share
       Authorized 20,000,000 shares; 12,425,708 shares
       issued and 11,618,499 outstanding as of
       June 27, 2004; and 12,325,482 shares issued
       and 11,518,273 outstanding as of
       December 28, 2003                                  12             12
      Additional paid-in capital                     146,217        145,856
      Treasury stock, 807,209 shares                  (8,012)        (8,012)
      Deferred compensation related
       to restricted stock                              (777)          (892)
      Accumulated other comprehensive income (loss)     (335)          (625)
      Retained earnings                               57,702         52,747
        Total shareholders' equity                   194,807        189,086
                                                    $292,591       $287,793


                        INSURANCE AUTO AUCTIONS, INC.
                               AND SUBSIDIARIES
               Condensed Consolidated Statements of Cash Flows
                            (dollars in thousands)
                                                         Six Months Ended
                                                      June 27,      June 29,
                                                        2004          2003
                                                           (unaudited)
    Cash flows from operating activities:
    Net earnings                                      $4,956         $3,256
    Adjustments to reconcile net earnings to
       net cash provided by operating activities:
        Depreciation and amortization                  6,522          4,870
        Loss (Gain) on disposal of fixed assets          (19)           (31)
        Loss on change in fair market value of
         derivative unhedged portion                       -           (307)
        Deferred compensation related to
         restricted stock                                114              -

        Changes in assets and liabilities
         (excluding effects of acquired
         companies):
          (Increase) decrease in:
            Accounts receivable, net                   2,935          7,370
            Inventories                                  209            985
            Other current assets                         137            917
            Other assets                              (1,117)          (754)
          Increase (decrease) in:
            Accounts payable                           1,282         (3,336)
            Accrued liabilities                          407           (684)
            Income taxes, net                          2,470          1,383
              Total adjustments                       12,940         10,412
        Net cash provided by operating activities     17,896         13,669

    Cash flows from investing activities:
      Capital expenditures                           (11,105)        (6,498)
      Proceeds from disposal of
       property and equipment                            200             44
      Payments made in connection with
       acquisitions, net of cash acquired                  -         (7,863)
        Net cash used in investing activities        (10,905)       (14,317)

    Cash flows from financing activities:
      Proceeds from issuance of common stock             361            227
      Proceeds from term loan                              -         30,000
      Principal payments on long-term debt            (3,772)        (1,896)
      Purchase of treasury stock                           -         (8,012)
      Principal payments - capital leases             (1,438)        (1,191)
    Net cash provided (used) by financing activities  (4,849)        19,128


    Net increase (decrease) in cash and
     cash equivalents                                  2,142         18,480

    Cash and cash equivalents at
     beginning of period                              15,486         10,027

    Cash and cash equivalents at end of period       $17,628        $28,507

    Supplemental disclosures of
     cash flow information:
      Cash paid or refunded during the period for:
        Interest                                      $1,025           $647
        Income taxes paid                             $2,026           $797
        Income taxes refunded                         $1,011         $1,250
      Non-cash financing activities:
        Property and equipment additions
         resulting from capital leases                    $-         $3,375

SOURCE  Insurance Auto Auctions, Inc.
    -0-                             07/23/2004
    /CONTACT: Scott Pettit, Chief Financial Officer of Insurance Auto Auctions, Inc., +1-847-839-4040; or Chris Kettmann, General Inquiries, +1-312-553-6716, for Insurance Auto Auctions, Inc./
    /Web site:  http://www.iaai.com /
    (IAAI)

CO:  Insurance Auto Auctions, Inc.
ST:  Illinois
IN:  AUT INS
SU:  ERN CCA ERP